Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - Smolin, Lupin & Co., LLC

We consent to the incorporation by reference in Registration Statement No. 33-54423 on Form S-8 of our report dated June 30, 2025, appearing in this Annual Report on Form 11-K of the International Flavors & Fragrances Inc. Retirement Investment Fund Plan for the year ended December 31, 2023.

/s/ Smolin, Lupin & Co., LLC

Parsippany, New Jersey
June 30, 2025